Exhibit 99.1
Jazz Pharmaceuticals Announces Second Quarter 2022 Financial Results
and Affirms 2022 Financial Guidance

DUBLIN, August 3, 2022 -- Jazz Pharmaceuticals plc (Nasdaq: JAZZ) today announced financial results for the second quarter of 2022, affirmed 2022 financial guidance1 and provided business updates.
“We’ve had a highly productive second quarter across commercial, R&D and corporate development that has resulted in meaningful progress towards Vision 2025. We have also achieved an important milestone and for the first time there are now more patients taking Xywav® than Xyrem®,” said Bruce Cozadd, chairman and CEO of Jazz Pharmaceuticals. “Execution remains our primary focus as we aim to maximize the value of Xywav in idiopathic hypersomnia (IH) and narcolepsy, grow Epidiolex® in the U.S. and expand the launch of Epidyolex® globally, build on the successful launch of Rylaze® and progress the development program for Zepzelca®. We are also advancing a number of mid- and late-stage programs in our pipeline with multiple Investigational New Drug (IND) applications expected through 2023, and are pleased our pan-RAF inhibitor, JZP815, was cleared by the FDA to enter clinical development.”

“We have achieved our net leverage2 ratio target ahead of our stated timeline and therefore our focus will be to continue to manage the balance sheet through disciplined capital allocation, providing us with further flexibility to pursue corporate development opportunities,” said Renée Galá, executive vice president and chief financial officer of Jazz Pharmaceuticals. “Our strong second quarter financial results and top- and bottom-line growth put us well on track to achieve our 2022 financial guidance. Operational excellence will also remain a key area of focus for us as we build the foundation for future growth and progress toward achieving Vision 2025.”

Key Highlights

Business and Execution
•Continued robust launch momentum of Xywav for IH.
•Achieved a significant milestone in 2Q22, with more active oxybate patients taking Xywav than Xyrem.
•Completed Marketing Authorization Application (MAA) submission for JZP458 (approved as Rylaze in the U.S.) to European Medicines Agency (EMA) in May 2022, with potential for approval in 2023.
•Announced the U.S. Food and Drug Administration (FDA) cleared the IND application that will allow JZP815 to enter clinical development.
•Strengthened leadership in sleep medicine with addition of a potent, highly selective oral orexin-2 receptor agonist, JZP441 (DSP-0187).
•Expanded oncology pipeline with JZP898 (WTX-613), a differentiated, conditionally activated IFNα INDUKINE™ molecule.
•Strategically divested Sunosi®, allowing for increased investment and sharpened focus on highest strategic priorities.

Financial
•Growing and durable commercial franchises drove 2Q22 total revenues of $932.9 million; 24% increase compared to the same period in 2021.
•2022 total revenue guidance affirmed at $3.5 to $3.7 billion.
•Achieved net leverage ratio target six months ahead of our stated timeline. Net leverage ratio of 3.2x2 as of June 30, 2022, demonstrates rapid deleveraging following the close of the GW Pharmaceuticals (GW) acquisition.

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1.The Company has updated its GAAP guidance primarily to reflect the impact of foreign currency exchange movements on non-USD denominated amortization and inventory step up expense. The Company is affirming its non-GAAP adjusted guidance.
2.On a pro forma non-GAAP adjusted basis. Non-GAAP net leverage ratio is a non-GAAP financial measure. For further information, see "Non-GAAP Financial Measures."

Business Updates
Key Commercial Products
Oxybate (Xywav and Xyrem):
•Net product sales for the combined oxybate business increased 10% to $504.4 million in 2Q22 compared to the same period in 2021.
•Average active oxybate patients on therapy was approximately 17,100 in 2Q22, an increase of approximately 8% compared to the same period in 2021.
•The Company achieved a significant milestone in 2Q22, with more active oxybate patients taking Xywav than Xyrem.

Xywav (calcium, magnesium, potassium, and sodium oxybates) oral solution:
•Xywav net product sales increased 89% to $235.0 million in 2Q22 compared to the same period in 2021.
•There were approximately 8,700 active Xywav patients exiting 2Q22.
•Xywav has broad patent protection to 2033.

Xywav for Narcolepsy:
•There were approximately 7,550 narcolepsy patients taking Xywav exiting 2Q22.
•The benefits of lowering sodium intake continue to resonate with patients and prescribers. In June 2021, FDA recognized seven years of Orphan Drug Exclusivity (ODE), through July 2027, for Xywav and published its summary of clinical superiority findings stating that "Xywav is clinically superior to Xyrem by means of greater safety because Xywav provides a greatly reduced chronic sodium burden compared to Xyrem." Further, FDA stated that "the differences in the sodium content of the two products at the recommended doses will be clinically meaningful in reducing cardiovascular morbidity in a substantial proportion of patients for whom the drug is indicated."

Xywav for Idiopathic Hypersomnia (IH):
•Continued robust launch momentum with approximately 1,150 IH patients taking Xywav exiting 2Q22.
•The Company has achieved its goal of obtaining similar payer coverage to narcolepsy with coverage now at approximately 90% of commercial lives for IH.
•The Company launched Xywav for IH in November 2021, with initial launch efforts focused on the approximately 37,000 currently diagnosed patients in the U.S. who are actively seeking healthcare. Healthcare providers are excited to have a treatment option with positive and compelling clinical trial results that addresses IH and not just its symptoms.
•FDA recognized ODE for IH in January 2022, extending regulatory exclusivity to August 2028.

Xyrem (sodium oxybate) oral solution:
•Xyrem net product sales decreased 19% to $269.4 million in 2Q22 compared to the same period in 2021, reflecting the continued adoption of Xywav by patients with narcolepsy.

Epidiolex/Epidyolex (cannabidiol):
•Epidiolex/Epidyolex net product sales increased 12% to $175.3 million in 2Q22 compared to the same period in 2021, on a proforma basis.

•Epidyolex is now commercially available and fully reimbursed in four of the five key European markets: United Kingdom, Germany, Italy and Spain, with an anticipated launch in France this year. The Company anticipates a total of 10 new market and indication launches across 2022, continuing to drive growth of Epidyolex ex-U.S.
•The Company expects to initiate a Phase 3 pivotal trial of Epidiolex for Epilepsy with Myoclonic-Atonic Seizures (EMAS), the fourth target indication for Epidiolex, shortly.
•The Company expects to initiate a pivotal Phase 3 trial for Epidiolex in Japan for Lennox-Gastaut Syndrome (LGS), Tuberous Sclerosis Complex (TSC) and Dravet Syndrome (DS) this year.

Zepzelca (lurbinectedin):
•Zepzelca net product sales increased 22% to $68.3 million in 2Q22 compared to the same period in 2021.
•The Company is pleased to have established Zepzelca as the treatment of choice in the second-line small cell lung cancer (SCLC) setting after only eighteen months on the market.
•Zepzelca development program highlights:
◦In March 2022, the first patient was enrolled in the EMERGE-201 Phase 2 basket trial evaluating Zepzelca as monotherapy in select relapsed/refractory solid tumors.
◦In November 2021, Jazz and collaborator F. Hoffmann-La Roche Ltd (Roche) initiated a Phase 3 trial to evaluate first-line use of Zepzelca in combination with Tecentriq® (atezolizumab), compared to Tecentriq alone, as maintenance therapy in patients with extensive-stage SCLC after induction chemotherapy.
◦The Company's partner, PharmaMar, initiated a confirmatory trial, LAGOON, in second-line SCLC in December 2021. If positive, this trial could confirm the benefit of Zepzelca in the treatment of SCLC when patients progress following first-line treatment with a platinum-based regimen.

Rylaze (asparaginase erwinia chrysanthemi (recombinant)-rywn):
•Rylaze net product sales were $73.0 million in 2Q22.
•The continued strong launch of Rylaze reflects the significant unmet patient need for a high-quality, reliable supply of Erwinia asparaginase for patients with acute lymphoblastic leukemia.
•In May 2022, the Company completed the MAA submission to EMA for a M/W/F dosing schedule and IM and IV administration for JZP458 (approved as Rylaze in the U.S.) with potential for approval in 2023. The Company is also advancing the program for potential submission, approval and launch in Japan.
•In January 2022, the Company completed the submission of a supplemental Biologics Licensing Application (sBLA) to FDA seeking approval for a M/W/F IM dosing schedule for Rylaze. In April 2022, the Company completed the submission of an sBLA to FDA seeking approval for IV administration of Rylaze. Both submissions are being reviewed under the Real-time Oncology Review Program (RTOR).

Corporate Development
JZP441 (DSP-0187) Agreement:
•On May 4, 2022, the Company and Sumitomo Pharma Co., Ltd. (Sumitomo) announced an exclusive license agreement for JZP441, a potent, highly selective oral orexin-2 receptor agonist designed to activate orexin signaling.

JZP898 (WTX-613) Agreement:
•On April 7, 2022, the Company and Werewolf Therapeutics (Werewolf) announced a licensing agreement under which the Company acquired exclusive global development and commercialization rights to Werewolf's investigational molecule, WTX-613, now called JZP898, a differentiated, conditionally activated IFNα INDUKINE™ molecule.

Sunosi (solriamfetol) Strategic Divestiture:
•On May 9, 2022, the Company completed the U.S. divestiture of Sunosi to Axsome Therapeutics (Axsome).
•The Company and Axsome are committed to ensuring that patients receive uninterrupted access to Sunosi throughout the transition.

Key Pipeline Highlights
Nabiximols:
•On June 28, 2022, the Company announced the Phase 3 RELEASE MSS1 trial (NCT04657666) did not meet the primary endpoint of change in Lower Limb Muscle Tone-6 (LLMT-6) between baseline and Day 21, as measured by the Modified Ashworth Scale (MAS).
•The Company continues to assess the RELEASE MSS1 trial results, which will be presented at a future medical meeting.

Suvecaltamide (JZP385):
•Suvecaltamide, a highly selective modulator of T-type calcium channels, is in clinical development for the treatment of essential tremor.
•Patient enrollment is ongoing and top-line data read-out is anticipated in 1H24.

JZP150:
•JZP150, a selective fatty acid amide hydrolase, or FAAH, inhibitor, is in clinical development for the potential treatment of post-traumatic stress disorder (PTSD).
•Patient enrollment is ongoing and top-line data read-out is anticipated in late 2023.
•The Company received Fast Track Designation for JZP150 development in PTSD from FDA in 4Q21, underscoring the significant unmet medical needs of patients.

JZP815:
•In 2Q22, the Company announced that FDA cleared the IND application, which will allow JZP815 to enter clinical development.
•The pan-RAF inhibitor program is part of a novel class of next-generation precision oncology therapies that has the potential to benefit cancer patients with high unmet needs in multiple different solid tumors.
•The Company, together with its preclinical collaboration partner, Redx Pharma, presented its first preclinical data in a poster at the American Association for Cancer Research Annual Meeting in April 2022.
•JZP815 inhibited tumor growth in several RAS- and BRAF-mutated solid tumor models, and demonstrated enhanced activity when combined with other MAPK pathway inhibitors.

Financial Highlights

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2022	2021	2022	2021
Total revenues	$932,878	$751,811	$1,746,599	$1,359,392
GAAP net income (loss)	$34,665	$(363,316)	$36,312	$(241,484)
Adjusted net income	$305,465	$240,575	$567,399	$469,394
GAAP EPS	$0.55	$(6.11)	$0.57	$(4.17)
Adjusted EPS[1,2]	$4.30	$3.90	$8.03	$7.82
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1.Adjusted EPS for the three and six months ended June 30, 2022 was impacted by $0.51 per share and $0.95 per share,

respectively, following the adoption of ASU 2020-06.
2.The Company adopted ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”, (ASU 2020-06) on January 1, 2022. Following adoption, diluted EPS must be calculated using the if-converted method which assumes full conversion of our Exchangeable Senior Notes.

GAAP net income (loss) in 2Q22 was $34.7 million, or $0.55 per diluted share, compared to $(363.3) million, or $(6.11) per diluted share, for 2Q21. Non-GAAP adjusted net income in 2Q22 was $305.5 million, or $4.30 per diluted share, compared to $240.6 million, or $3.90 per diluted share, for 2Q21. Reconciliations of applicable GAAP reported to non-GAAP adjusted information are included at the end of this press release.
Total Revenues

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2022	2021	2022	2021
Xyrem	$269,421	$334,182	$516,918	$669,732
Xywav	235,025	124,164	421,105	199,580
Total Oxybate	504,446	458,346	938,023	869,312
Epidiolex/Epidyolex[1]	175,289	109,481	333,182	109,481
Sunosi[2]	12,966	12,124	28,844	23,730
Sativex® (nabiximols)[1]	4,142	1,961	8,884	1,961
Total Neuroscience	696,843	581,912	1,308,933	1,004,484
Zepzelca	68,285	55,924	127,623	110,258
Rylaze	72,954	—	127,174	—
Vyxeos	33,890	31,453	67,647	64,608
Defitelio/defibrotide	54,696	48,096	104,185	97,715
Erwinaze/Erwinase	—	28,314	—	69,382
Total Oncology	229,825	163,787	426,629	341,963
Other	1,632	2,641	2,575	5,424
Product sales, net	928,300	748,340	1,738,137	1,351,871
Royalties and contract revenues	4,578	3,471	8,462	7,521
Total revenues	$932,878	$751,811	$1,746,599	$1,359,392
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1.Net product sales for Epidiolex/Epidyolex and Sativex are included from the acquisition of GW on May 5, 2021.
2.Net product sales for Sunosi U.S. are included until the date of divestment to Axsome of May 9, 2022.

Total revenues increased 24% in 2Q22 compared to the same period in 2021.
•Neuroscience net product sales in 2Q22 increased 20% to $696.8 million compared to the same period in 2021 primarily driven by Epidiolex/Epidyolex net product sales of $175.3 million, following the acquisition of GW. In 2Q22, oxybate net product sales increased 10% to $504.4 million.
•Oncology net product sales in 2Q22 increased 40% to $229.8 million compared to the same period in 2021 primarily driven by Rylaze net product sales in 2Q22 of $73.0 million following product launch in July 2021, partially offset by Erwinaze/Erwinase net product sales in 2Q21 of $28.3 million.

Operating Expenses and Effective Tax Rate

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except percentages)	2022	2021	2022	2021
GAAP:
Cost of product sales	$124,208	$119,194	$239,492	$159,383
Gross margin	86.6%	84.1%	86.2%	88.2%
Selling, general and administrative	$366,473	$429,031	$675,286	$689,539
% of total revenues	39.3%	57.1%	38.7%	50.7%
Research and development	$139,047	$132,696	$269,028	$209,269
% of total revenues	14.9%	17.7%	15.4%	15.4%
Acquired in-process research and development	$69,148	$—	$69,148	$—
Income tax expense (benefit)	$(16,112)	$228,621	$(15,576)	$246,640
Effective tax rate (1)	(76.7)%	(168.0)%	(57.0)%	(65,946.5)%
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1.    The fluctuations in the GAAP effective tax rates for the three and six months ended June 30, 2022 and 2021 are as a result of changes in the mix of pre-tax income and losses across our jurisdictions and the impact of the change in the statutory tax rate in the U.K. on the 2021 periods.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except percentages)	2022	2021	2022	2021
Non-GAAP adjusted:
Cost of product sales	$53,245	$50,226	$101,451	$88,419
Gross margin	94.3%	93.3%	94.2%	93.5%
Selling, general and administrative	$281,493	$269,440	$540,194	$497,840
% of total revenues	30.2%	35.8%	30.9%	36.6%
Research and development	$123,719	$118,525	$240,178	$186,455
% of total revenues	13.3%	15.8%	13.8%	13.7%
Acquired in-process research and development	$69,148	$—	$69,148	$—
Income tax expense	$38,387	$30,262	$93,610	$67,921
Effective tax rate	11.1%	11.2%	14.0%	12.8%
Operating expenses increased in 2Q22 over the prior year period primarily due to the following:
•Cost of product sales increased in 2Q22 compared to the same period in 2021, on a GAAP and on a non-GAAP adjusted basis, due to increased net product sales. In addition, GAAP cost of product sales was impacted by a higher acquisition accounting inventory fair value step-up expense in 2Q22.
•Selling, general and administrative (SG&A) expenses decreased in 2Q22 compared to the same period in 2021, on a GAAP basis, primarily due to lower GW acquisition related transaction and integration expenses, offset by the loss on disposal of Sunosi. SG&A expenses, on a GAAP and non-GAAP adjusted basis, included increased compensation-related expenses driven by the inclusion of GW related headcount costs for the full quarter offset by lower Sunosi U.S. marketing costs in 2Q22.
•Research and development (R&D) expenses increased in 2Q22 compared to the same period in 2021, on a GAAP and on a non-GAAP adjusted basis, primarily due to the inclusion of a full quarter of GW employee costs and clinical program spend for Epidiolex and nabiximols in 2Q22, offset by a reduction in costs related to JZP458 (Rylaze) and JZP385.

•Acquired in-process research and development (IPR&D) expense in 2Q22 on a GAAP and on a non-GAAP adjusted basis primarily related to upfront payments of $50.0 million and $15.0 million to Sumitomo and Werewolf, respectively, in connection with our licensing agreements.

Cash Flow and Balance Sheet
As of June 30, 2022, cash, cash equivalents and investments were $771.3 million, and the outstanding principal balance of the Company’s long-term debt was $6.1 billion compared to $6.4 billion as of December 31, 2021. In addition, the Company had undrawn borrowing capacity under a revolving credit facility of $500.0 million. For the six months ended June 30, 2022, the Company generated $512.0 million of cash from operations. In 1Q22 the Company repaid in full the $251.0 million remaining aggregate principal amount of the Euro Term Loan B.

2022 Financial Guidance
The Company has updated its GAAP guidance primarily to reflect the impact of foreign currency exchange movements on non-USD denominated amortization and inventory step up expense. The Company is affirming its non-GAAP adjusted guidance.

(In millions)	August 3, 2022	May 4, 2022
Revenues	$3,500 - $3,700	$3,500 - $3,700
–Neuroscience (includes potential Xyrem authorized generic royalties)	$2,600 - $2,800	$2,600 - $2,800
–Oncology	$840 - $920	$840 - $920
GAAP:

(In millions, except per share amounts and percentages)	August 3, 2022	May 4, 2022
Gross margin %	85%	84%
SG&A expenses	$1,299 - $1,389	$1,299 - $1,389
SG&A expenses as % of total revenues	35% - 40%	35% - 40%
R&D expenses	$621 - $669	$621 - $669
R&D expenses as % of total revenues	17% - 19%	17% - 19%
Acquired in-process research and development expenses	$69	$65
Effective tax rate	(22)% - 1,104%	(30)% - 117%
Net income	$90 - $255	$15 - $200
Net income per diluted share[5]	$1.45 - $3.95	$0.25 - $3.20
Weighted-average ordinary shares used in per share calculations	63 - 72	63 - 72

Non-GAAP:

(In millions, except per share amounts and percentages)	August 3, 2022	May 4, 2022
Gross margin %	93%[1,6]	93%
SG&A expenses	$1,080 - $1,130[2,6]	$1,080 - $1,130
SG&A expenses as % of total revenues	29% - 32%	29% - 32%
R&D expenses	$560 - $600[3,6]	$560 - $600
R&D expenses as % of total revenues	15% - 17%	15% - 17%
Acquired in-process research and development expenses	$69	$65
Effective tax rate	10% - 12%[4,6]	10% - 12%
Net income	$1,180 - $1,250[6]	$1,180 - $1,250
Net income per diluted share[5]	$16.70 - $17.70[6]	$16.70 - $17.70
Weighted-average ordinary shares used in per share calculations	72	72
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1.Excludes $270-$300 million of amortization of acquisition-related inventory fair value step-up, $13-$15 million of share-based compensation expense and $2 million of transaction and integration related expenses relating to the acquisition of GW from estimated GAAP gross margin.
2.Excludes $148-$168 million of share-based compensation expense, $31-$41 million of transaction and integration related expenses relating to the acquisition of GW and $40-$50 million of costs related to the disposal of Sunosi from estimated GAAP SG&A expenses.
3.Excludes $59-$67 million of share-based compensation expense and $2 million of transaction and integration related expenses relating to the acquisition of GW from estimated GAAP R&D expenses.
4.Excludes the income tax effect of adjustments between GAAP net income and non-GAAP adjusted net income.
5.Non-GAAP adjusted EPS guidance for 2022 reflects dilution of $2.05, at the midpoint, post adoption of ASU 2020-06. Diluted EPS calculations for 2022 include 9 million shares related to the assumed conversion of the Exchangeable Senior Notes and the associated interest expense add-back to net income of $29 million on a GAAP basis, when dilutive, and $25 million on a non-GAAP basis, under the "if converted" method.
6.See "Non-GAAP Financial Measures" below. Reconciliations of non-GAAP adjusted guidance measures are included above and in the table titled "Reconciliation of GAAP to non-GAAP Adjusted 2022 Net Income Guidance" at the end of this press release.

Conference Call Details
Jazz Pharmaceuticals will host an investor conference call and live audio webcast today at 4:30 p.m. ET (9:30 p.m. IST) to provide a business and financial update and discuss its 2022 second quarter results.
Interested parties may register for the call in advance here or via the Investors section of the Jazz Pharmaceuticals website at www.jazzpharmaceuticals.com. Please connect to the website prior to the start of the call to ensure adequate time for any software downloads that may be necessary.
A replay of the webcast will be available via the Investors section of the Jazz Pharmaceuticals website at www.jazzpharmaceuticals.com.

About Jazz Pharmaceuticals
Jazz Pharmaceuticals plc (NASDAQ: JAZZ) is a global biopharmaceutical company whose purpose is to innovate to transform the lives of patients and their families. We are dedicated to developing life-changing medicines for people with serious diseases - often with limited or no therapeutic options. We have a diverse portfolio of marketed medicines and novel product candidates, from early- to late-stage development, in neuroscience and oncology. Within these therapeutic areas, we are identifying new options for patients by actively exploring small molecules and biologics, and through innovative delivery technologies and cannabinoid science. Jazz is headquartered in Dublin, Ireland and has employees around the globe, serving patients in nearly 75 countries. For more information, please visit www.jazzpharmaceuticals.com and follow @JazzPharma on Twitter.

Non-GAAP Financial Measures
To supplement Jazz Pharmaceuticals’ financial results and guidance presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP (also referred to as adjusted or non-GAAP adjusted) financial measures in this press release and the accompanying tables. In particular, the Company presents non-GAAP adjusted net income (and the related per share measure) and its line item components, as well as certain non-GAAP adjusted financial measures derived therefrom, including non-GAAP adjusted gross margin percentage and non-GAAP adjusted effective tax rate. Non-GAAP adjusted net income (and the related per share measure) and its line item components exclude from GAAP reported net income (loss) (and the related per share measure) and its line item components certain items, as detailed in the reconciliation tables that follow, and in the case of non-GAAP adjusted net income (and the related per share measure), adjust for the income tax effect of the non-GAAP adjustments and the impact of the change in the statutory tax rate in the U.K. In this regard, the components of non-GAAP adjusted net income, including non-GAAP adjusted cost of product sales, SG&A expenses and R&D expenses, are income statement line items prepared on the same basis as, and therefore components of, the overall non-GAAP adjusted net income measure. The Company also uses a pro forma non-GAAP net leverage ratio calculated as net debt (defined as total GAAP debt, net of cash, cash equivalents and investments) divided by Adjusted EBITDA for the most recent period of four consecutive completed fiscal quarters. EBITDA is defined as net income (loss) before income taxes, interest expense, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain other charges and adjustments as detailed in the pro forma non-GAAP net leverage ratio reconciliation table that follows, and is calculated in accordance with the definition of Adjusted Consolidated EBITDA as set out in the Company's credit agreement entered into in May 2021 (the Credit Agreement).

The Company believes that each of these non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors and analysts and that each of these non-GAAP financial measures, when considered together with the Company’s financial information prepared in accordance with GAAP, can enhance investors’ and analysts' ability to meaningfully compare the Company’s results from period to period and to its forward-looking guidance, to identify operating trends in the Company’s business and to understand the Company's ability to delever. In addition, these non-GAAP financial measures are regularly used by investors and analysts to model and track the Company’s financial performance. Jazz Pharmaceuticals’ management also regularly uses these non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and to make operating decisions, and compensation of executives is based in part on certain of these non-GAAP financial measures. Because these non-GAAP financial measures are important internal measurements for Jazz Pharmaceuticals’ management, the Company also believes that these non-GAAP financial measures are useful to investors and analysts since these measures allow for greater transparency with respect to key financial metrics the Company uses in assessing its own operating performance and making operating decisions. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures; should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP; have no standardized meaning prescribed by GAAP; and are not prepared under any comprehensive set of accounting rules or principles in the reconciliation tables that follow. In addition, from time to time in the future there may be other items that the Company may exclude for purposes of its non-GAAP financial measures; and the Company has ceased, and may in the future cease, to exclude items that it has historically excluded for purposes of its non-GAAP financial measures. Likewise, the Company may determine to modify the nature of its adjustments to arrive at its non-GAAP financial measures. Because of the non-standardized definitions of non-GAAP financial measures, the non-GAAP financial measures as used by Jazz Pharmaceuticals in this press release and the accompanying tables have limits in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements related to: the Company’s growth prospects and future financial and operating results, including the Company’s 2022 financial guidance and the Company’s expectations related thereto; Vision 2025 and the Company’s progress related thereto; the Company’s strategy to maximize the value of Xywav in IH and narcolepsy, grow Epidiolex in the U.S., expand the launch of Epidyolex globally and progress the development program for Zepzelca; the Company’s advancement of pipeline programs and the timing of planned regulatory activities and submissions related thereto; the Company’s capital allocation and corporate development strategy; the expected divestiture of ex-U.S. Sunosi to Axsome and the anticipated benefits of the Sunosi divestiture; the potential successful future development, manufacturing, regulatory and commercialization activities; the Company’s expectation of sustainable growth and enhanced value as part of its Vision 2025; growing and diversifying the Company’s revenue, investing in its pipeline of novel therapies, and delivering innovative therapies for patients; the Company’s ability to realize the commercial potential of its products; the Company’s views and expectations relating to its patent portfolio, including with respect to expected patent protection; planned or anticipated clinical trial events, including with respect to initiations, enrollment and data read-outs, and the anticipated timing thereof; the Company’s clinical trials confirming clinical benefit or enabling regulatory submissions; planned or anticipated regulatory submissions and filings, including for nabiximols and Rylaze, and the anticipated timing thereof; potential regulatory approvals, including for Rylaze; the anticipated launch of Epidyolex in France in 2022; the anticipated launch of Epidyolex in new markets and indications; and other statements that are not historical facts. These forward-looking statements are based on the Company’s current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties.

Actual results and the timing of events could differ materially from those anticipated in such forward- looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with: Jazz's and Axsome's ability to complete the proposed divestiture of ex-U.S. Sunosi on the proposed terms or on the anticipated timeline, or at all; maintaining or increasing sales of and revenue from the Company’s oxybate products, Zepzelca and other key marketed products; effectively launching and commercializing the Company’s other products and product candidates; obtaining and maintaining adequate coverage and reimbursement for the Company’s products; the time-consuming and uncertain regulatory approval process, including the risk that the Company’s current and/or planned regulatory submissions may not be submitted, accepted or approved by applicable regulatory authorities in a timely manner or at all, including the risk that the Company’s sBLA seeking approval for a revised dosing label for Rylaze may not be approved by FDA in a timely manner or at all; the costly and time-consuming pharmaceutical product development and the uncertainty of clinical success, including risks related to failure or delays in successfully initiating or completing clinical trials and assessing patients such as those being experienced, and expected to continue to be experienced, by the Company as a result of the effects of the COVID-19 pandemic; the Company’s failure to realize the expected benefits of its acquisition of GW Pharmaceuticals, including the failure to realize the blockbuster potential of Epidiolex and the risk that the legacy GW Pharmaceuticals business will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; the ultimate duration and severity of the COVID-19 pandemic and resulting global economic, financial, and healthcare system disruptions and the current and potential future negative impacts to the Company’s business operations and financial results; geopolitical events, including the conflict between Russia and Ukraine and related sanctions; macroeconomic conditions, including global financial markets and inflation; regulatory initiatives and changes in tax laws; market volatility; protecting and enhancing the Company’s intellectual property rights and the Company’s commercial success being dependent upon the Company obtaining, maintaining and defending intellectual property protection for its products and product candidates; delays or problems in the supply or manufacture of the Company’s products and product candidates; complying with applicable U.S. and non-U.S. regulatory requirements, including those governing the research, development, manufacturing and distribution of controlled substances; government investigations, legal proceedings and other actions; identifying and acquiring, in-licensing or developing additional products or product candidates, financing these transactions and successfully integrating acquired product candidates, products and businesses; the Company’s ability to realize the anticipated benefits of its collaborations and license agreements with third parties; the sufficiency of the Company’s cash flows and capital resources to fund its debt service obligations, de-lever and meet its stated leverage targets; the Company’s ability to achieve expected future financial performance and results and the uncertainty of future tax, accounting and other provisions and estimates; the possibility that, if the Company does not achieve the perceived benefits of the acquisition of GW Pharmaceuticals as rapidly or to the extent anticipated by financial analysts or investors, the market price of the Company’s ordinary shares could decline; the Company’s ability to achieve expected future financial performance and results and the uncertainty of future tax and other provisions and estimates; the Company’s ability to meet its projected long-term goals and objectives, including as part of Vision 2025, in the time periods that the Company anticipates, or at all, and the inherent uncertainty and significant judgments and assumptions underlying the Company’s long-term goals and objectives; and other risks and uncertainties affecting the Company, including those described from time to time under the caption “Risk Factors” and elsewhere in Jazz Pharmaceuticals' Securities and Exchange Commission filings and reports, including the Company's Annual Report on Form 10-K for the year ended December 31, 2021, and future filings and reports by the Company including the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022. Other risks and uncertainties of which the Company is not currently aware may also affect the Company’s forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated.

JAZZ PHARMACEUTICALS PLC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues:
Product sales, net	$928,300	$748,340	$1,738,137	$1,351,871
Royalties and contract revenues	4,578	3,471	8,462	7,521
Total revenues	932,878	751,811	1,746,599	1,359,392
Operating expenses:
Cost of product sales (excluding amortization of acquired developed technologies)	124,208	119,194	239,492	159,383
Selling, general and administrative	366,473	429,031	675,286	689,539
Research and development	139,047	132,696	269,028	209,269
Intangible asset amortization	148,456	140,480	320,550	208,672
Acquired in-process research and development	69,148	—	69,148	—
Total operating expenses	847,332	821,401	1,573,504	1,266,863
Income (loss) from operations	85,546	(69,590)	173,095	92,529
Interest expense, net	(63,189)	(69,420)	(133,873)	(96,796)
Foreign exchange gain (loss)	(1,343)	2,950	(11,883)	3,893
Income (loss) before income tax expense (benefit) and equity in loss (gain) of investees	21,014	(136,060)	27,339	(374)
Income tax expense (benefit)	(16,112)	228,621	(15,576)	246,640
Equity in loss (gain) of investees	2,461	(1,365)	6,603	(5,530)
Net income (loss)	$34,665	$(363,316)	$36,312	$(241,484)

Net income (loss) per ordinary share:
Basic	$0.56	$(6.11)	$0.58	$(4.17)
Diluted	$0.55	$(6.11)	$0.57	$(4.17)
Weighted-average ordinary shares used in per share calculations - basic	62,436	59,448	62,152	57,966
Weighted-average ordinary shares used in per share calculations - diluted	63,431	59,448	63,171	57,966

JAZZ PHARMACEUTICALS PLC
PRO FORMA NET PRODUCT SALES
(In thousands)
(Unaudited)
The following unaudited pro forma information represents the net product sales for the three and six months ended June 30, 2022, compared to the same periods in 2021, as if the acquisition of GW had been completed on January 1, 2021:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Xyrem	$269,421	$334,182	$516,918	$669,732
Xywav	235,025	124,164	421,105	199,580
Total Oxybate	504,446	458,346	938,023	869,312
Epidiolex/Epidyolex	175,289	155,868	333,182	304,129
Sunosi[1]	12,966	12,124	28,844	23,730
Sativex (nabiximols)	4,142	3,548	8,884	7,729
Total Neuroscience	696,843	629,886	1,308,933	1,204,900
Zepzelca	68,285	55,924	127,623	110,258
Rylaze	72,954	—	127,174	—
Vyxeos	33,890	31,453	67,647	64,608
Defitelio/defibrotide	54,696	48,096	104,185	97,715
Erwinaze/Erwinase	—	28,314	—	69,382
Total Oncology	229,825	163,787	426,629	341,963
Other	1,632	2,641	2,575	5,424
Product sales, net	$928,300	$796,314	$1,738,137	$1,552,287

____________________________
1.Net product sales for Sunosi U.S. are included until the date of divestment to Axsome of May 9, 2022.

JAZZ PHARMACEUTICALS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$711,265	$591,448
Investments	60,000	—
Accounts receivable, net of allowances	594,034	563,360
Inventories	861,705	1,072,721
Prepaid expenses	108,304	131,413
Other current assets	255,525	252,392
Total current assets	2,590,833	2,611,334
Property, plant and equipment, net	239,523	256,837
Operating lease assets	78,365	86,586
Intangible assets, net	6,237,959	7,152,328
Goodwill	1,687,648	1,827,609
Deferred tax assets, net	320,550	311,103
Deferred financing costs	10,643	12,029
Other non-current assets	34,612	40,813
Total assets	$11,200,133	$12,298,639
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$74,161	$100,298
Accrued liabilities	593,207	666,304
Current portion of long-term debt	31,000	31,000
Income taxes payable	5,796	9,608
Deferred revenue	1,278	2,093
Total current liabilities	705,442	809,303
Deferred revenue, non-current	231	463
Long-term debt, less current portion	5,989,998	6,018,943
Operating lease liabilities, less current portion	77,845	87,200
Deferred tax liabilities, net	1,096,416	1,300,541
Other non-current liabilities	129,420	116,998
Total shareholders’ equity	3,200,781	3,965,191
Total liabilities and shareholders’ equity	$11,200,133	$12,298,639

JAZZ PHARMACEUTICALS PLC
SUMMARY OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2022	2021
Net cash provided by operating activities	$512,015	$326,692
Net cash used in investing activities	(126,454)	(5,175,238)
Net cash (used in) provided by financing activities	(260,034)	4,682,312
Effect of exchange rates on cash and cash equivalents	(5,710)	(135)
Net increase (decrease) in cash and cash equivalents	$119,817	$(166,369)

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
GAAP reported net income (loss)	$34,665	$(363,316)	$36,312	$(241,484)
Intangible asset amortization	148,456	140,480	320,550	208,672
Share-based compensation expense	53,850	43,411	101,479	77,896
Transaction and integration related expenses[1]	6,939	133,328	18,069	141,590
Non-cash interest expense[2]	5,572	22,322	17,740	38,010
Acquisition accounting inventory fair value step-up	68,282	65,991	132,225	65,991
Costs related to disposal of a business[3]	42,200	—	50,210	—
Income tax effect of above adjustments	(54,499)	(53,021)	(109,186)	(72,661)
Impact of U.K. tax rate change	—	251,380	—	251,380
Non-GAAP adjusted net income	$305,465	$240,575	$567,399	$469,394

GAAP reported net income (loss) per diluted share[4]	$0.55	$(6.11)	$0.57	$(4.17)
Non-GAAP adjusted net income per diluted share[4]	$4.30	$3.90	$8.03	$7.82
Weighted-average ordinary shares used in diluted per share calculations - GAAP	63,431	59,448	63,171	57,966
Weighted-average ordinary shares used in diluted per share calculations - non-GAAP	72,475	61,686	72,214	60,047
________________________________________________
Explanation of Adjustments and Certain Line Items:
1.Transaction and integration expenses related to the acquisition of GW.
2.Non-cash interest expense associated with debt discount and debt issuance costs.
3.Loss on disposal of Sunosi U.S. to Axsome and related transaction and restructuring costs.
4.Diluted EPS was calculated using the “if-converted” method in relation to the Exchangeable Senior Notes. As such, Non-GAAP adjusted net income per diluted share for the three and six months ended June 30, 2022 includes 9.0 million shares related to the assumed conversion of the Exchangeable Senior Notes and the associated interest expense add-back to adjusted net income of $6.3 million and $12.6 million, respectively. There was no impact on GAAP reported net income per diluted share for the three and six months ended June 30, 2022 as the Exchangeable Senior Notes were anti-dilutive.

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - FOR THE THREE MONTHS ENDED JUNE 30, 2022 and 2021
(In thousands, except percentages)
(Unaudited)

	Three months ended June 30, 2022
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Acquired IPR&D	Interest expense, net	Income tax expense (benefit)	Effective tax rate (1)
GAAP Reported	$124,208	86.6%	$366,473	$139,047	$148,456	$69,148	$63,189	$(16,112)	(76.7)%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(148,456)	—	—	—	—
Share-based compensation expense	(2,605)	0.3	(36,447)	(14,798)	—	—	—	—	—
Costs related to the disposal of a business	—	—	(42,200)	—	—	—	—	—	—
Transaction and integration related expenses	(76)	—	(6,333)	(530)	—	—	—	—	—
Non-cash interest expense	—	—	—	—	—	—	(5,572)	—	—
Acquisition accounting inventory fair value step-up	(68,282)	7.4	—	—	—	—	—	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	—	54,499	87.8
Total of non-GAAP adjustments	(70,963)	7.7	(84,980)	(15,328)	(148,456)	—	(5,572)	54,499	87.8
Non-GAAP Adjusted	$53,245	94.3%	$281,493	$123,719	$—	$69,148	$57,617	$38,387	11.1%

	Three months ended June 30, 2021
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Interest expense, net	Income tax expense (benefit)	Effective tax rate (1)
GAAP Reported	$119,194	84.1%	$429,031	$132,696	$140,480	$69,420	$228,621	(168.0)%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(140,480)	—	—	—
Share-based compensation expense	(2,572)	0.4	(30,046)	(10,793)	—	—	—	—
Transaction and integration related costs	(405)	—	(129,545)	(3,378)	—	—	—	—
Non-cash interest expense	—	—	—	—	—	(22,322)	—	—
Acquisition accounting inventory fair value step-up	(65,991)	8.8	—	—	—	—	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	53,021	(5.5)
Impact of U.K. tax rate change	—	—	—	—	—	—	(251,380)	184.7
Total of non-GAAP adjustments	(68,968)	9.2	(159,591)	(14,171)	(140,480)	(22,322)	(198,359)	179.2
Non-GAAP Adjusted	$50,226	93.3%	$269,440	$118,525	$—	$47,098	$30,262	11.2%
__________________________
(1)The fluctuations in the GAAP effective tax rates for the three months ended June 30, 2022 and 2021 are as a result of changes in the mix of pre-tax income and losses across our jurisdictions and the impact of the change in the statutory tax rate in the U.K. on the 2021 period.

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - FOR THE SIX MONTHS ENDED JUNE 30, 2022 and 2021
(In thousands, except percentages)
(Unaudited)

	Six months ended June 30, 2022
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Acquired IPR&D	Interest expense, net	Income tax expense (benefit)	Effective tax rate (1)
GAAP Reported	$239,492	86.2%	$675,286	$269,028	$320,550	$69,148	$133,873	$(15,576)	(57.0)%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(320,550)	—	—	—	—
Share-based compensation expense	(5,421)	0.4	(68,961)	(27,097)	—	—	—	—	—
Costs related to the disposal of a business	—	—	(50,210)	—	—	—	—	—	—
Transaction and integration related expenses	(395)	—	(15,921)	(1,753)	—	—	—	—	—
Non-cash interest expense	—	—	—	—	—	—	(17,740)	—	—
Acquisition accounting inventory fair value step-up	(132,225)	7.6	—	—	—	—	—	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	—	109,186	71.0
Total of non-GAAP adjustments	(138,041)	8.0	(135,092)	(28,850)	(320,550)	—	(17,740)	109,186	71.0
Non-GAAP Adjusted	$101,451	94.2%	$540,194	$240,178	$—	$69,148	$116,133	$93,610	14.0%

	Six months ended June 30, 2021
	Cost of product sales	Gross margin	Selling, general and administrative	Research and development	Intangible asset amortization	Interest expense, net	Income tax expense (benefit)	Effective tax rate (1)
GAAP Reported	$159,383	88.2%	$689,539	$209,269	$208,672	$96,796	$246,640	(65,946.5)%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(208,672)	—	—	—
Share-based compensation expense	(4,568)	0.4	(53,892)	(19,436)	—	—	—	—
Transaction and integration related costs	(405)	—	(137,807)	(3,378)	—	—	—	—
Non-cash interest expense	—	—	—	—	—	(38,010)	—	—
Acquisition accounting inventory fair value step-up	(65,991)	4.9	—	—	—	—	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	72,661	(1,254.6)
Impact of U.K. tax rate change	—	—	—	—	—	—	(251,380)	67,213.9
Total of non-GAAP adjustments	(70,964)	5.3	(191,699)	(22,814)	(208,672)	(38,010)	(178,719)	65,959.3
Non-GAAP Adjusted	$88,419	93.5%	$497,840	$186,455	$—	$58,786	$67,921	12.8%
__________________________
(1)The fluctuations in the GAAP effective tax rates for the six months ended June 30, 2022 and 2021 are as a result of changes in the mix of pre-tax income and losses across our jurisdictions and the impact of the change in the statutory tax rate in the U.K. on the 2021 period.

JAZZ PHARMACEUTICALS PLC
RECONCILIATION OF PRO FORMA GAAP NET INCOME TO PRO FORMA NON-GAAP ADJUSTED EBITDA AND CALCULATION OF PRO FORMA NON-GAAP NET LEVERAGE RATIO
(In thousands, except ratio)
(Unaudited)
The following table provides a reconciliation of the Company’s pro forma GAAP net income to pro forma non-GAAP Adjusted EBITDA (calculated in accordance with the Credit Agreement) for the last twelve months, or LTM, ended June 30, 2022 and the calculation of the Company’s pro forma non-GAAP net leverage ratio:

LTM Ended June 30, 2022
Pro forma GAAP net income[2]	$34,320
Interest expense, net	315,842
Income tax benefit	(46,100)
Depreciation and amortization[3]	649,740
Pro forma non-GAAP EBITDA	953,802
Transaction and integration related expenses	120,190
Share-based compensation expense[3]	183,726
Acquisition accounting inventory fair value step-up	289,319
Upfront and milestone payments	87,648
Costs related to the disposal of a business	50,210
Other	(44,387)
Expected cost synergies[4]	20,000
Pro forma non-GAAP Adjusted EBITDA[1]	$1,660,508

At June 30, 2022
Calculation of Net Debt:
Total GAAP debt	$6,144,000
Cash, cash equivalents and investments	(771,265)
Net Debt	$5,372,735

Calculation of Pro Forma Non-GAAP Net Leverage Ratio:
Pro forma non-GAAP Net Leverage Ratio	3.2
____________________________________
1.Pro forma non-GAAP Adjusted EBITDA is calculated in accordance with the definition of Consolidated Adjusted EBITDA as set out in the Credit Agreement.
2.Pro forma GAAP net income is derived from the GAAP financial statements of the Company for the LTM ended June 30, 2022 and, in accordance with the Credit Agreement reflects the divestment of Sunosi U.S. to Axsome on a pro forma basis as if the divestment had occurred at the beginning of the LTM ended June 30, 2022.
3.Excludes the portion of these adjustments related to the Sunosi U.S. business.
4.Expected cost synergies of $45 million from initiatives implemented following the acquisition of GW are assumed to be realized pro-rata through 2022.

JAZZ PHARMACEUTICALS PLC
RECONCILIATION OF GAAP TO NON-GAAP ADJUSTED 2022 NET INCOME GUIDANCE
(In millions, except per share amounts)
(Unaudited)

GAAP net income	$90 - $255
Intangible asset amortization	600 - 620
Acquisition accounting inventory fair value step-up	270 - 300
Share-based compensation expense	220 - 250
Transaction and integration related expenses	35 - 45
Costs related to disposal of a business	40 - 50
Non-cash interest expense	45 - 55
Income tax effect of above adjustments	(215) - (230)
Non-GAAP adjusted net income	$1,180 - $1,250

GAAP net income per diluted share	$1.45 - $3.95
Non-GAAP adjusted net income per diluted share[1]	$16.70 - $17.70

Weighted-average ordinary shares used in per share calculations - GAAP	63 - 72
Weighted-average ordinary shares used in per share calculations - non-GAAP	72

____________________________________
1.Non-GAAP adjusted EPS guidance for 2022 reflects dilution of $2.05, at the midpoint, post adoption of ASU 2020-06.

Contacts:

Investors:
Andrea N. Flynn, Ph.D.
Vice President, Head, Investor Relations
Jazz Pharmaceuticals plc
InvestorInfo@jazzpharma.com
Ireland +353 1 634 3211
U.S. +1 650 496 2717

Media:
Kristin Bhavnani
Head of Global Corporate Communications
Jazz Pharmaceuticals plc
CorporateAffairsMediaInfo@jazzpharma.com
Ireland +353 1 637 2141
U.S. +1 215 867 4948